EXHIBIT (e)(1)(b)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment ("Amendment") to the Distribution Agreement (the "Agreement") dated as of May 31, 2017 by and among Eaton Vance NextShares Trust, Eaton Vance NextShares Trust II, and Foreside Fund Services, LLC (together, the “Parties”), is entered into as of April 25, 2018 (the "Effective Date").

WHEREAS, the Parties desire to amend the Agreement to update certain language with respect to Foreside Fund Services, LLC; and

WHEREAS, Section 8(d) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.                                      Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3.                                      The fifth WHEREAS clause to the Agreement is hereby deleted in its entirety and replaced by the following paragraph:

WHEREAS, the Trust desires to retain the Distributor to serve as the principal underwriter with respect to the creation and redemption of Creation Units of each Fund, hold itself available to review and approve orders from Authorized Participants (as defined below) for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may purchase and redeem Creation Units (“Participant Agreements”);

4.                                      Section 1 of the Agreement is hereby deleted in its entirety and replaced by the following language:

1. Appointment.

The Trust hereby appoints the Distributor to serve as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund listed in Exhibit A hereto, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

5.                                      Section 3(a) of the Agreement is hereby deleted in its entirety and replaced by the following language:

(a)       The Distributor agrees to serve as the principal underwriter of the Funds in connection with the review and approval of all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants or participants in the Continuous Net Settlement System (“CNSS”) of the National Securities Clearing Corporation (the “NSCC Participants”) that have executed a Participant Agreement (the “Authorized Participants”) with the Distributor and Transfer Agent; provided, however, that nothing herein shall affect or limit the right and ability of the Transfer Agent or Custodian to accept Baskets through or outside the CNSS clearing processes of National Securities Clearing Corporation, and as provided in and in accordance with the Prospectus.  The Distributor acknowledges that validly submitted orders to purchase or redeem Creation Units on each day when the New York Stock Exchange is open for trading (“Business Day”) will be accepted by the Transfer Agent as set forth in the Prospectus.  The Distributor acknowledges that all orders for Creation Units must be received by the Transfer Agent no later than the close of regular trading on a Listing Exchange in order to receive the net asset value determined on the Business Day on which an order is placed with the Trust.  The Trust acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as such arrangements do not diminish the Distributor’s ability to perform the services hereunder.

6.                                      Section 3(b) of the Agreement is hereby deleted in its entirety and replaced by the following language:

(b)       The Distributor agrees to serve as principal underwriter of the Funds with respect to the continuous distribution of Creation Units of each Fund as set forth in the Prospectus.  The Distributor further agrees as follows: (i) at the request of the Trust and subject to review by the Trust prior to execution, the Distributor shall assist with the negotiation of Participation Agreements and, enter into and execute Participant Agreements by and among Authorized Participants and the Distributor, subject to acceptance by the Transfer Agent, for the purchase and redemption of Creation Units of the Funds, in accordance with the Prospectus; (ii) the Distributor shall approve and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances; (iii) the Distributor shall make available copies of the Prospectus to purchasers of such Creation Units; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent as designated by the Trust.

7.Section 3(c) of the Agreement is hereby deleted in its entirety and replaced by the following language:

(c)               The Distributor agrees to provide the Trust with an Authorized Participant contact list and consultation with respect thereto.

8.                                      Section 3(d) of the Agreement is hereby deleted in its entirety and replaced by the following language:

(d)               All activities by the Distributor and its agents and employees pursuant to this Agreement will comply with the Prospectus, the instructions of the Trust, this Agreement and Declaration of Trust, any current and future exemptive orders received from the Commission or other regulatory body on which the Trust may rely, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges. Except to the extent permitted by the any current and future exemptive orders received from the Commission or other regulatory body on which the Trust may rely, no distributor, promoter or affiliated person of the Trust, or any second-tier affiliate, will be an Authorized Participant or make a market in shares of interest of a Trust when issued and outstanding, unless permitted to do so by a Commission rule, other exemptive order or Commission Staff no-action letter.

9.                                      Section 3(f) of the Agreement is hereby deleted in its entirety and replaced by the following language:

(f)       If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be approved by the Distributor except such unconditional orders as may have been placed with the Transfer Agent before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to approve orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

10.                               Section 3(i) is hereby deleted in its entirety and replaced by the following language:

(i)       The Distributor agrees to make available, at the Trust’s request, one or more members of its staff (including senior staff members) either via telephone or in person, to attend meetings of the Board of Trustees of the Trust (the “Board” or “Board of Trustees”) in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board including, without limitation, annual Section 15(c) responses, a quarterly Distributor update report and such other reporting materials as may be requested by the Board or Trust for periodic review.

11.Section 3(m) is hereby deleted in its entirety and replaced by the following language:

(m) The Distributor shall work (i) with the Transfer Agent to review and approve orders placed by Authorized Participants and transmitted to the Transfer Agent; (ii) daily with the Custodian and/or Index Receipt Agent to reconcile Fund shares; and (iii) to undertake all such activities on a timely basis.

12.                               This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

EATON VANCE NEXTSHARES TRUST EATON VANCE NEXTSHARES TRUST II		FORESIDE FUND SERVICES, LLC

By:	/s/ Maureen A. Gemma	By:	/s/ Mark A. Fairbanks
Name:	Maureen A. Gemma	Mark A. Fairbanks, Vice President
Title:	Secretary